Exhibit 99.1

American Eagle Outfitters Reports Record Third Quarter Revenue

12.11.19

Comparable Sales Rose 5%, Marking 19 Consecutive Quarters of Growth American Eagle Comps Rose 2%, Aerie Increased 20%

PITTSBURGH — (BUSINESS WIRE) — American Eagle Outfitters, Inc. (NYSE: AEO) today reported EPS of $0.48 for the quarter ended November 2, 2019, compared to $0.48 for the quarter ended November 3, 2018.

Jay Schottenstein, AEO’s Chairman and Chief Executive Officer commented, “Strong top line performance across brands and channels led to our 19th consecutive quarter of comparable sales growth and record third quarter revenue. In a tough environment, we reported EPS in line with our guidance. We continued to deliver on our strategic pillars, with Aerie and American Eagle Jeans demonstrating strong sales and profit growth. Softer demand in certain AE apparel categories led to higher markdowns and has persisted into the fourth quarter. The team has been working hard to quickly course correct, and our focus is squarely on continuing to capitalize on the strength of our brands, accelerating the growth of Aerie, and creating shareholder value.”

Third Quarter 2019 Results

•	Total net revenue increased $63 million, or 6% to a record $1.07 billion compared to $1.00 billion last year.

•	Consolidated comparable sales increased 5%, following an 8% comparable sales increase last year, and were positive across both store and digital channels.

•

By brand, American Eagle’s comparable sales increased 2%, following a 5% increase last year. Aerie’s comparable sales increased 20%, building on a 32% increase last year and marking the 20th consecutive quarter of double-digit sales growth.

•	Gross profit rose 2% to $407 million from $399 million. The gross margin rate of 38.2% compared to 39.8% last year. The decline primarily reflected increased markdowns.

•

Selling, general and administrative expense of $259 million increased 4% from $248 million last year, reflecting higher store salaries and professional fees, partly offset by lower incentive expense. As a rate to revenue, SG&A improved to 24.3% compared to 24.8% last year.

•	Depreciation expense increased 6% to $45 million from $42 million last year and was 4.2% as a rate to revenue, flat to last year.

•	Operating income of $103 million compared to $109 million last year. As a rate to revenue, operating income of 9.7% compared to 10.8% last year.

•	Other income of $3 million compared to $4 million last year. The decrease is primarily attributable to a benefit from a vendor settlement recorded last year.

•	EPS of $0.48 was flat to last year.

Inventory

Total ending inventories at cost increased 9% to $647 million. The increase largely reflects inventory to support strong demand for AE Jeans, including new styles and expanded sizes. New store openings, primarily for Aerie, also contributed to the increase.

Capital Expenditures

In the third quarter, capital expenditures totaled $58 million, primarily related to store remodeling projects and new openings, with the balance to support the digital business and corporate IT. On a year-to-date basis, capital expenditures have totaled $150 million. We continue to expect annual capital expenditures to be in the range of $200 to $215 million.

Shareholder Returns, Cash and Investments

During the third quarter, the company returned $55 million to shareholders through cash dividends and share repurchases. We paid cash dividends of $23 million and repurchased 2.0 million shares for $32 million. Year to date, we have repurchased a total of 6.3 million shares for a total of $112 million and have 35.4 million shares remaining under the current authorization. We ended the third quarter with total cash and investments of $265 million.

Store Information

During the quarter, the company opened 6 American Eagle stores, ending with 945 American Eagle stores, including 170 Aerie side-by-side locations. Additionally, the company opened 12 Aerie stand-alone stores and closed 1, ending with 142 Aerie stand-alone stores. Internationally, the company ended the quarter with 241 licensed stores compared to 223 last year. For additional store information, see the accompanying table.

Fourth Quarter Outlook

Management expects fourth quarter 2019 EPS to be in the range of $0.34 to $0.36, with comparable sales approximately flat. This guidance excludes potential asset impairment and restructuring charges. Last year, the company reported EPS of $0.43 for the fourth quarter.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or 1-201-689-8562 (international) and provide the Conference ID 13695188 or go to http://investors.ae.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates more than 1,000 stores in the United States, Canada, Mexico, China and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 24 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including fourth quarter 2019 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1 A., Risk Factors, of the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019 and in any subsequently-filed Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for fourth quarter 2019 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	November 2,	February 2,	November 3,
	2019	2019	2018
ASSETS
Cash and cash equivalents	$214,514	$333,330	$279,872
Short-term investments	50,000	92,135	79,856
Merchandise inventory	647,329	424,404	591,671
Accounts receivable	112,304	93,477	84,074
Prepaid expenses and other	54,427	102,907	87,995

Total current assets	1,078,574	1,046,253	1,123,468

Property and equipment, net	764,350	742,149	735,714
Operating lease right-of-use assets	1,486,133	—	—
Intangible assets, including goodwill	55,466	58,167	59,062
Non-current deferred income taxes	16,833	14,062	12,796
Other assets	50,896	42,747	50,442

Total Assets	$3,452,252	$1,903,378	$1,981,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$366,676	$240,671	$343,360
Current portion of operating lease liabilities	292,312	—	—
Accrued income and other taxes	18,421	20,064	29,340
Accrued compensation and payroll taxes	43,473	82,173	56,991
Unredeemed gift cards and gift certificates	32,411	53,997	30,392
Other current liabilities and accrued expenses	56,859	145,740	147,064

Total current liabilities	810,152	542,645	607,147

Non-current operating lease liabilities	1,353,819	—	—
Other non-current liabilities	27,896	73,178	78,923

Total non-current liabilities	1,381,715	73,178	78,923

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	574,391	574,929	565,316
Accumulated other comprehensive income	(35,861)	(34,832)	(39,138)
Retained earnings	2,127,312	2,054,654	2,002,687
Treasury stock	(1,407,953)	(1,309,692)	(1,235,949)

Total stockholders’ equity	1,260,385	1,287,555	1,295,412

Total Liabilities and Stockholders’ Equity	$3,452,252	$1,903,378	$1,981,482

Current Ratio	1.33	1.93	1.85

The Company adopted ASC 842, Leases as of February 3, 2019 under the modified retrospective approach and has not revised comparative periods.

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis
	13 Weeks Ended
	November 2,	% of	November 3,	% of
	2019	Revenue	2018	Revenue
Total net revenue	$1,066,412	100.0%	$1,003,707	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	659,350	61.8%	604,220	60.2%

Gross profit	407,062	38.2%	399,487	39.8%
Selling, general and administrative expenses	258,973	24.3%	248,438	24.8%
Restructuring charges	—	0.0%	—	0.0%
Depreciation and amortization	44,987	4.2%	42,416	4.2%

Operating income	103,102	9.7%	108,633	10.8%
Other income, net	2,577	0.2%	4,330	0.4%

Income before income taxes	105,679	9.9%	112,963	11.2%
Provision for income taxes	24,918	2.3%	27,491	2.7%

Net income	$80,761	7.6%	$85,472	8.5%

Net income per basic share	$0.48		$0.48
Net income per diluted share	$0.48		$0.48

Weighted average common shares outstanding - basic	167,912		176,938
Weighted average common shares outstanding - diluted	168,693		178,122

	GAAP Basis
	39 Weeks Ended
	November 2,	% of	November 3,	% of
	2019	Revenue	2018	Revenue
Total net revenue	$2,993,581	100.0%	$2,791,522	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,879,027	62.8%	1,734,491	62.1%

Gross profit	1,114,554	37.2%	1,057,031	37.9%
Selling, general and administrative expenses	742,764	24.8%	692,644	24.8%
Restructuring charges	4,272	0.1%	1,568	0.1%
Depreciation and amortization	134,648	4.5%	127,090	4.6%

Operating income	232,870	7.8%	235,729	8.5%
Other income, net	10,749	0.3%	5,692	0.2%

Income before income taxes	243,619	8.1%	241,421	8.7%
Provision for income taxes	57,125	1.9%	55,687	2.0%

Net income	$186,494	6.2%	$185,734	6.7%

Net income per basic share	$1.09		$1.05
Net income per diluted share	$1.09		$1.04

Weighted average common shares outstanding - basic	170,463		177,033
Weighted average common shares outstanding - diluted	171,697		178,278

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Third Quarter Comparable Sales
	2019	2018
American Eagle Outfitters, Inc. (1)	5%	8%

AE Total Brand (1)	2%	5%
aerie Total Brand (1)	20%	32%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

	YTD Third Quarter Comparable Sales
	2019	2018
American Eagle Outfitters, Inc. (1)	4%	9%

AE Total Brand (1)	1%	5%
aerie Total Brand (1)	17%	32%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Third Quarter	YTD Third Quarter	Fiscal 2019
	2019	2019	Guidance
Consolidated stores at beginning of period	1,075	1,055	1,055
Consolidated stores opened during the period
AE Brand	6	19	25 - 30
Aerie stand-alone	12	29	35 - 40
Tailgate Clothing Co.	1	1	1
Todd Snyder	1	1	1
Consolidated stores closed during the period
AE Brand	0	(8)	(10) - (15)
Aerie stand-alone	(1)	(2)	(5) - (10)
Tailgate Clothing Co.	0	(1)

Total consolidated stores at end of period	1,094	1,094	1,092 - 1,112
AE Brand	945
Aerie stand-alone	142
Aerie side-by-side(2)	170
Tailgate Clothing Co.	5
Todd Snyder	2
Stores remodeled and refurbished during the period	18	35	40 - 50
Total gross square footage at end of period (in ‘000)	6,837	6,837	Not Provided

International license locations at end of period (1)	241	241	261
Aerie Openings
Aerie stand-alone	12	29	35 - 40
Aerie side-by-side stores (2)
New AE store	3	8	10 - 15
Remodeled AE store	9	15	15 - 20

Total side-by-side	12	23	25 - 35

Total Aerie Openings	24	52	60 - 75

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.
(2)	Aerie side-by-side stores are included in the AE Brand store count as they are considered part of the AE Brand store to which they are attached.